                                                                                               EXHIBIT 12

                                               OHIO POWER COMPANY
                               Computation of Ratios of Earnings to Fixed Charges
                                        (in thousands except ratio data)



                                                                                                  Twelve
                                                             Year Ended December 31,              Months
                                                -----------------------------------------------   Ended
                                                  1998      1999      2000      2001     2002     6/30/03
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds             $ 33,663  $ 25,506  $ 22,901  $ 19,898  $  9,421   $  8,801
  Interest on Other Long-term Debt               38,520    49,125    58,605    61,960    68,895     68,885
  Interest on Short-term Debt                     5,821     8,327     8,614    14,628     6,942      5,150
  Miscellaneous Interest Charges                  4,617     5,016    34,417     4,806     5,115      4,799
  Estimated Interest Element in Lease Rentals    59,300    53,400    51,600    48,200    47,100     47,100
                                               --------  --------  --------  --------  --------   --------
     Total Fixed Charges                       $141,921  $141,374  $176,137  $149,492  $137,473   $134,735
                                               ========  ========  ========  ========  ========   ========

Earnings:
  Income Before Extraordinary Item
    and Cumulative Effect of
    Accounting Change                          $209,925  $212,157  $102,613  $165,793  $220,023   $225,251
  Plus Federal Income Taxes                     112,087   130,814   208,737    83,990   103,875    104,867
  Plus State Income Taxes                         2,742     1,677    (3,058)   15,003    27,716     34,249
  Plus Fixed Charges (as above)                 141,921   141,374   176,137   149,492   137,473    134,735
                                               --------  --------  --------  --------  --------   --------
     Total Earnings                            $466,675  $486,022  $484,429  $414,278  $489,087   $499,102
                                               ========  ========  ========  ========  ========   ========

Ratio of Earnings to Fixed Charges                 3.28      3.43      2.75      2.77      3.55       3.70
                                                   ====      ====      ====      ====      ====       ====
